FORM 4
                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>Check this box if
no longer subject to Section 16.
Form 4 or Form 5             Filed pursuant to Section 16(a) of the
obligations may              Securities Act of 1934, Section 17(a) of the
continue.  SEE                Public Utility Holding Company Act of 1935
Instruction 1(b>            or Section 30(f) of the Investment Company Act
                                   of 1940


1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person
                                                                                             to Issuer
ZUERBLIS,   KENNETH J.                                ENZON, INC.  (ENZN)                     (Check all applicable)
                                                                                                _______ Director ______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social     4. Statement for            ___X____ Officer     ______ Other
                                               Security Number of      Month/Year               (give title below)
40 JACKIE DRIVE                                Reporting Person                              (specify below)
                                               (Voluntary)               FEBRUARY 1996
                                                                                                  VICE PRESIDENT, FINANCE AND
                                                                                                    CHIEF FINANCIAL OFFICER
                   (Street)                                         5. If Amendment,
                                                                    Date of Original
LONG VALLEY           NEW JERSEY    07853                          (Month/Year)

(City)              (State)              (Zip)
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans-  3. Trans- 4. Securities Acquired   5. Amount of   6. Owner-   7. Nature
   (Instr. 3)                                     action     action    (A) or Disposed of       Securities     ship        of In-
                                                  Date       Code      (D)                      Beneficially   Form:       direct
                                                  (Month/  (Instr.     (Instr. 3, 4 and 5)      Owned at       (D) or      Bene-
                                               Day/       8)                                    End of         Indirect    ficial
                                               Year)                                            Month          (I)         Owner-
                                                                                                (Instr. 3      (Instr.     ship
                                                                                             and 4)         4)             (Instr.
                                                                                                                        4)
                                                          Code   V   Amount  (A) or Price
                                                                               (D)

















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., puts, calls, warrants,
options, convertible securities)

1. Title of Derivative   2.Conver-3.Trans-4.Transac-5.Number of6.Date  7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-        ExercisableUnder-lying            of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative         and       Securities (Instr. 3    Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpirationand 4)                ative ative     Form       direct
                           Price  Year)8)      Ac-           Date                              Secur-Secur-    of De-     Bene-
                           of                  quired (A)    (Month/Day/                       ity   ities                ficial
                           Deriv-              or Disposed   Year)                             (Instr.Bene-   rivative    Own-
                           ative               of (D)                                          5)    ficially  Secu-        ership
                         Security              (Instr. 3,                                            Owned     ity:    (Instr. 4)
                                             4, and 5)                                               at End    (D) or
                                                                                                     of        Indi-
                                                                                                     Month     rect
                                                                                                     (Instr.  (I)
                                                                                                     4)        (Instr.
                                                                                                            4)
                                       CodeV     (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
Employee Stock Option                          40,000        ++  7/17/05Common Stock                 40,000      D          --
(right to buy)+          $3.50  7/17/95A  V                                           40,000 $3.50











  Explanation of Responses:

  + Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.

 ++ Exercisable as to 20,000 shares on July 17, 1996 and as to 20,000 shares on July 17, 1997.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.


                      /S/KENNETH J. ZUERBLIS               2/23/96
SEE 18 U.S.C. 1001
 and 15 U.S.C. 78ff(a).  **Signature of Reporting Person    Date


Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.
                                                      SEC 1474 (8-92)














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